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                 August 31, 2022

       Louis Summe
       Chief Executive Officer
       LiveVox Holdings, Inc.
       655 Montgomery Street, Suite 1000
       San Francisco, CA 94111

                                                        Re: LiveVox Holdings,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 26,
2022
                                                            File No. 333-267080

       Dear Mr. Summe:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              H. Thomas Felix